Exhibit 99.1

[ICON] Sovereign Bancorp                                            NEWS RELEASE

          Corporate Headquarters: 1500 Market Street, Philadelphia, Pa

FOR IMMEDIATE RELEASE
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DATE: 5/22/03     FINANCIAL CONTACTS:
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                  Jim Hogan           610-320-8496    jhogan@sovereignbank.com
                  Mark McCollom       610-208-6426    mmccollo@sovereignbank.com

                  MEDIA CONTACT:
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                  Ed Schultz          610-378-6159    eschultz@sovereignbank.com
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        Sovereign Re-Confirms EPS Guidance For Second Quarter And 2003;
                   Announces Possible Small Share Repurchase

PHILADELPHIA, PA...Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today re-confirmed its earnings guidance for the second quarter and full year 2003, in response to questions from investors. Jay S. Sidhu, Sovereign's Chairman, President and CEO, stated, "Despite a challenging economy and concerns over potential further interest rate cuts by the Federal Reserve, Sovereign remains committed to delivering second quarter GAAP and operating EPS of $0.35 to $0.36 per diluted share, and full year GAAP and operating EPS of $1.37-$1.38 and $1.44-$1.45 per diluted share, respectively." Full year operating earnings excludes an after-tax debt restructuring charge recorded in the first quarter of $.07 per share.

Separately, Sovereign's Board of Directors authorized the potential repurchase of up to 5 million common shares, or approximately 1.9% of current common shares outstanding. There is no pre-determined time limit over which these repurchases will be executed, if at all. If executed, the repurchases would be funded by internal cash flows and a revolving line of credit. Commented Sidhu, "As we continue to navigate through uncertain economic times, we believe it is important to set in place programs that will maximize our financial flexibility. If economic factors dictate slower loan growth or still higher pre-payments in the investment portfolio in the second half of 2003, this small buyback program could be an effective use of our excess capital."

"That said, Sovereign remains absolutely committed to building its capital over time," continued Sidhu. "Our previously communicated goals of growing Tier 1 capital to 5.50-5.75% by the end of this year, and approaching 7.00% by 2005, are unchanged. Fueled by strong earnings growth and amortization of certain intangibles, our tangible common equity is expected to grow in excess of $400 million during 2003. Based upon current trading levels, the cost of this potential buyback is only a very small fraction of the tangible common equity we expect to generate during the year," concluded Sidhu.

Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with 525 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking

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institutions in the United States. For more information on Sovereign Bank, visit
www.sovereignbank.com or call 1-877-SOV-BANK.

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Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2002 and 2003 represents net income adjusted for the after-tax effects of merger- related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings adjusted to remove the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.
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